EXHIBIT 23
                              ACCOUNTANTS' CONSENT

The Board of Directors
International Bancshares Corporation:

We consent to incorporation by reference in Registration Statement No. 33-15655 on Form S-8 of International Bancshares Corporation of our report dated March 22, 1996, relating to the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 annual report on Form 10-K of International Bancshares Corporation.

Our report refers to a change in the method of accounting for investment securities in 1994 and a change in the method of accounting for impairment of loans receivable in 1995.

/s/ KPMG PEAT MARWICK LLP

San Antonio, Texas
March 25, 1996